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                                                                EXHIBIT 4.3

                         SETTLEMENT AGREEMENT UNDER THE
                KENSEY NASH CORPORATION 1993 PHANTOM STOCK PLAN

  This Settlement Agreement is entered into this ___ day of December, 1995, by and between Kensey Nash Corporation ("COMPANY"), a Delaware corporation, and ______________ (the "GRANTEE"), an employee of the Company, in connection with the anticipated December 1995 initial public offering ("IPO") of common stock ("COMMON STOCK") of the Company.

  The Grantee was granted _________ Participating Units pursuant to a Phantom Stock Agreement dated ______________ ("AGREEMENT") under the Kensey Nash Corporation 1993 Phantom Stock Plan ("1993 PLAN") and was granted ____________ Participating Units under the 1993 Plan in exchange for the Grantee's surrender and the Company's cancellation of Participating Units previously granted to the Grantee under a 1992 phantom stock plan established by the Company. The Grantee's rights and benefits with respect to all of the Participating Units described above in this paragraph are governed by and determined under the 1993 Plan and the Agreement, as modified by certain provisions described in the attached memorandum. As of the anticipated date of consummation of the IPO, __________ of the Grantee's _________ Participating Units governed by the 1993 Plan will be fully vested.

  In consideration of each party's respective promises, agreements, actions and obligations described herein, the Grantee and the Company hereby agree as follows in the event of the consummation of an IPO of the Common Stock during 1995:

  1. At the time of payment of the Grantee's benefit under the 1993 Plan and the Agreement ("BENEFIT") by the Company, the Grantee shall surrender and the Company then shall cancel the Grantee's ________________ fully vested and _______________ nonvested Participating Units granted under the 1993 Plan.

  2. The Company shall, within five days after the date of the completion of the IPO, issue to the Grantee that number of shares of Common Stock of the Company equal to the number of unvested and vested Participating Units forfeited by the Grantee upon the IPO, adjusted appropriately as the Company determines to reflect the events described in the next sentence of this paragraph. Such events include any stock dividend, stock split, combination or exchange of shares, recapitalization or other change in the capital structure of the Company, corporate separation or division of the Company, sale by the Company of all or a substantial portion of its assets, reorganization, rights offering, a partial or complete liquidation, or other corporate transaction or event involving the Company and having an effect similar to any of the foregoing.

  3. To the extent that the Company makes payment to the Grantee of his or her Benefit in shares of Common Stock, the Company shall use its best efforts to file a registration statement regarding such shares under the Securities Act of 1933, as amended, with the Securities and Exchange Commission within 185 days after the date of the consummation of IPO. Any shares


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of Common Stock of the Company used to pay the Grantee's Benefit shall be valued at the initial public offering price of such shares on the Nasdaq National Market.

  4. The Grantee acknowledges and agrees that (i) the Grantee has reviewed the 1993 Plan and the Agreement, (ii) the Grantee has had ample opportunity to analyze and consider the Grantee's rights and benefits under the 1993 Plan and the Agreement, (iii) the Grantee has had ample opportunity to consult with his or her own legal, tax and financial advisor(s) regarding the consequences of entering into this Settlement Agreement and (iv) the Grantee has asked and had answered to his or her satisfaction all of his or her questions regarding the consequences of entering into this Settlement Agreement.


                              KENSEY NASH CORPORATION

                              By:  ___________________________________

                              Its: ___________________________________


                              GRANTEE:

                              _________________________________________
                              [NAME]